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                                                                    EXHIBIT 12.1
                                 AMRESCO, INC.


         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                     Nine Months Ended
                                                       September 30,                   Year Ended December 31,
                                                   -----------------     -------------------------------------------------
                                                     1996        1995       1995        1994      1993       1992     1991
                                                   -------     -------    -------     -------    -------    -------  -----
   Operating income before income taxes            $33,667     $19,972    $30,258     $35,686    $43,677
   Fixed charges:
      Interest expense                              20,894       2,771      6,921       1,768        754
     Amortization of debt issuance costs               584           -         15           -          -
                                                   -------     -------    -------     -------    -------
   Operating income before income taxes and
      fixed charges                                 55,145      22,743     37,194      37,454     44,431
   Total fixed charges                              21,478       2,771      6,936       1,768        754
                                                   -------     -------    -------     -------    -------
   Ratio of earnings to fixed charges                 2.6x        8.2x       5.4x       21.2x      58.9x       (1)     (1)
                                                   =======     =======    =======     =======    =======   =======  ======


(1) The Company or its predecessors had no or nominal fixed charges in 1991 and 1992 and it was not meaningful, therefore, to calculate these ratios for the years ended December 31, 1991 and 1992.